Exhibit 99.25(r)(4)

WIL-COM-003	CODE of ETHICS	Version: 2.0
Effective Date: 1/3/2023	PUBLISHED	Next Review: Dec 2023

Wilshire Code of Ethics

PURPOSE

The Code of Ethics (“Code”) for Wilshire Advisors LLC, Wilshire Benchmarks USA LLC, Wilshire Associates Europe B.V.), Wilshire Opco UK Limited, Wilshire Advisors UK Limited, and the other relevant entities within, or that become part of, the common control structure that forms the global Wilshire group (collectively, “Wilshire” or the “Firm”) has been adopted in compliance with the requirements of the Investment Advisers Act Rule 204A-1 and Investment Company Act Rule 17j-1, and other relevant rules and regulations in the relevant jurisdictions.

The principles emphasize Wilshire’s overarching fiduciary duty to our investment management and advisory clients and the obligation of the Firm’s personnel to uphold that fundamental duty and the other relevant entities within, or that become part of, the common control structure that forms the global Wilshire group (collectively, “Wilshire” or the “Firm”) has been adopted in compliance with the requirements of the Investment Advisers Act Rule 204A-1 and Investment Company Act Rule 17j-1, and other relevant rules and regulations in the relevant jurisdictions.

The principles emphasize Wilshire’s overarching fiduciary duty to our investment management and advisory clients and the obligation of the Firm’s personnel to uphold that fundamental duty.

GUIDANCE: Our Code of Ethics applies to all employees of Wilshire.

Some of the terminology, elements and requirements of this Code are technical, mandatory, or governed by statute and may not be as familiar to those employees who may be in roles and functions where the terminology is not as familiar.

We have endeavoured to make this Code accessible. Where explanatory guidance is provided it will appear in a box such as this. Such “guidance”, itself, is not part of the Code.

Any questions you have, may and should be directed to Compliance.

Wilshire Advisors LLC	All Rights Reserved Copyright 2023	1

WIL-COM-003	CODE of ETHICS	Version: 2.0
Effective Date: 1/3/2023	PUBLISHED	Next Review: Dec 2023

Table of Contents

PURPOSE		1

I.	RESPONSIBILITIES	3

II.	DEFINITIONS	3

III.	PRINCIPLES	6

A.	Compliance with Laws and Regulations	6
B.	General Principles and Duties	6
C.	Conflicts of Interest	7
D.	Outside Employment or Other Activities	7
E.	Confidentiality	7

IV.	MATERIAL NON-PUBLIC INFORMATION	8

A.	MNPI Definition	8
B.	MNPI Handling and Prohibited Transactions	10

V.	PERSONAL SECURITIES TRANSACTIONS, PROCEDURES AND REPORTING	10

A.	General Restrictions	10
B.	Obligations of Compliance regarding Personal Securities Transactions, Procedures and Reporting	11
C.	Obligations of Access Persons regarding Personal Securities Transactions, Procedures and Reporting	12
D.	Pre Clearance	13
E.	Initial Public Offerings (“IPOs”) and Private Investments	13
F.	Pre-Clearance exemptions	14

VI.	UNDUE INFLUENCE AND ANTI-CORRUPTION	15

A.	General	15
B.	Business Entertainment	16
C.	Educational Events	17
D.	Gifts and Gratuities	18
E.	Bribery and Corrupt Practices	19
F.	Political Contributions (For U.S. Citizens and Residents)	20

VII.	ADMINISTRATION AND ENFORCEMENT OF THE CODE	20

A.	Form ADV Disclosure	21
A.	Training and Education	21
B.	Annual Review	21
C.	Report to the Board	21
D.	Reporting Violations	21
E.	Sanctions	22
F.	Record Keeping	22
G.	Further Information Regarding the Code	22

VIII.	DOCUMENT HISTORY	23

Wilshire Advisors LLC	All Rights Reserved Copyright 2023	2